Third Quarter 2025 Results

November 04, 2025



EMBRAER
E2
EMBRAER

Financial Highlights

Eve Air Mobility is an aerospace company dedicated to developing an eVTOL (electric Vertical Takeoff and Landing) aircraft and the Urban Air Mobility (UAM) ecosystem, which includes eVTOL development, Services & Support Solutions – TechCare, and Vector, an Urban Air Traffic Management (Urban ATM) system. Eve is pre-revenue and is not expected to produce meaningful revenues, if any, during the aircraft development phase. Financial results should primarily reflect the costs associated with the program's development cycle.

Eve reported a net loss of $46.9 million in 3Q25, compared to $35.8 million in 3Q24. The increase in net loss in 3Q25 was primarily driven by higher Research & Development (R&D) expenses, which are costs and activities necessary to advance the development of our suite of products and solutions for UAM, including the Master Service Agreement (MSA) with Embraer. R&D expenses were $44.9 million in 3Q25 vs. $32.4 million in 3Q24. R&D continues to demand increased engineering engagement with Embraer, as well as additional program development activities and testing infrastructure. The MSA primarily drives our R&D costs with Embraer, which performs several critical developmental activities for Eve.

SG&A decreased to $7.0 million in 3Q25 vs. $8.4 million in 3Q24. Although the number of direct Eve employees increased to roughly 190, up from ~170 in 3Q24, total payroll expenses decreased yoy due to lower costs related to Restricted Stock Units for employees. The most significant contributor to the reduction in SG&A was the capitalization of the ERP system implementation, which is related to our industrialization project as we prepare our assembly site for production – this was previously expensed. Lastly, the variation in SG&A also reflects a roughly 2% year-over-year average appreciation of the Real against the USD.

Lastly, Eve recognized a $6.4 million non-cash gain related to the fair value of derivatives – due to marking-to-market of Eve's private warrants - vs. a $4.0 million increase in 3Q24.

Eve's total cash consumption in 3Q25 was $60.7 million, versus $34.0 million in 3Q24. In the first nine months of the year, cash consumption reached $143.0 million – in line with the low-end of our cash consumption estimate of $200 million /250 million for 2025.

Eve's Cash, Cash Equivalents, and Financial Investments totaled $411.7 million at the end of September 2025, and total liquidity – including undrawn credit lines with the BNDES (Brazil's National Development Bank) and a recently-awarded grant, reached $534.3 million. Eve's current cash position of $411.7 million is the highest cash level the company has achieved since its IPO in 2022, reflecting its continuous efforts to secure additional funding and maintain healthy liquidity levels. Eve's total liquidity at $534.3 million implies a cash runway of over two years, based on the 2025 cash consumption guidance of $200 to $250 million.

Eve raised $230 million in an equity placement in August 2025 from two anchor investors (BNDES – Brazil's National Development Bank, and Embraer), as well as more than 30 institutional investors from the United States and Brazil, reflecting the strong investor support Eve enjoys in the investment community. The transaction was crucial to secure funding to support our development program through 2027 and to increase the daily trading volume in our shares, which is currently above $7.0 million per day.

Key Financial Indicators

USD millions	3Q25	3Q24	9M25	9M24
INCOME STATEMENT				
Research & Development (R&D)	(44.9)	(32.4)	(135.3)	(96.2)
Selling, General & Administrative (SG&A)	(7.0)	(8.4)	(23.1)	(20.3)
Change in fair value of derivative liabilities	6.4	4.0	0.3	12.4
Interest Income / Other Non-Operating Expenses, net	(0.2)	1.5	(1.1)	8.1
Net Earnings / (Loss)	(46.9)	(35.8)	(160.3)	(97.5)
CASH FLOW				
Net Cash Used in Operating Activities	(54.0)	(30.7)	(134.5)	(97.3)
Net Additions to PP&E	(6.7)	(3.2)	(8.5)	(4.0)
Free Cash Flow*	(60.7)	(34.0)	(143.0)	(101.3)
Net Cash Provided by Financing Activities	229.9	108.8	250.3	137.8
BALANCE SHEET				
Other Assets			28.0	9.7
Total Payables			80.8	56.0
Cash, Cash Equivalents, Fin. Investments and Rel. Party Loan Receivable (Beg. of period)			303.4	241.1
Cash, Cash Equivalents, Fin. Investments and Rel. Party Loan Receivable (End of period)			411.7	279.8
Total Debt			168.1	68.3
Total liquidity including BNDES Standby Facility and grant**			534.3	305.2

Notes

* Free Cash Flow is a non-GAAP measure and includes Net Cash Used in Operating Activities, Net Additions to PP&E

** Total Liquidity is a non-GAAP measure and includes Cash, Cash Equivalents, Financial Investments, Related Party Loan Receivable and undrawn BNDES standby facility

Milestones checklist

Eve continues to advance its eVTOL development and testing, and to progress toward key program milestones. The main achievements include progress in our program development and the successful testing of our lifter motors after installation. Until now, Eve has focused on advancing our eVTOL development program, culminating in the assembly of our full-scale prototype, which will be used to validate our aircraft's performance and flight envelope characteristics in a flight-test campaign scheduled to start in early 2026, at the latest.

With funding secured through 2027, Eve will continue to accelerate program development with ambitious targets for 2025 and 2026:

• Full-Scale Prototype First Flight and Start of Flight Tests

Eve is concluding an extensive set of ground tests on various components of its engineering prototype as it nears the start of its flight campaign. These include tests on the lifter motors after installation – they were powered on to validate thrust, vibration, energy consumption, sound emission, and other performance metrics. These tests were first conducted on dynamometers at our supplier's facility before shipping. The lifters have been installed on our test aircraft and powered on as part of the ground-testing phase.

Prototype tests also included high and low-voltage systems, ventilation systems, and validated avionics and flight control integration. Additionally, engineers conducted wind-tunnel tests to further validate the aerodynamic profile and loads of our eVTOL design – especially now with our new 4-blade rotor configuration, as well as electromagnetic interference tests. Test results are subsequently fed into our computer model to refine the fly-by-wire and simulator for pilot training.

While we plan to initiate test flights on our full-scale prototype shortly, this campaign will not officially count towards certification; however, it will bring significant engineering knowledge to our future conforming prototypes. The engineering prototype will validate multiple stages of the expected flight envelope and performance of our design, including vertical flight for takeoff and landing, as well as transition to and from cruise flight. The prototype is expected to corroborate the performance characteristics of the many tests performed thus far – by using individual rigs or a Computational Fluid Dynamics (CFD) model to estimate lift, aerodynamic drag, sound emission, energy consumption, etc., in wind tunnels, as well as with 1/3-scale models.

The plan is to begin the flight-test campaign with hover flights and gradually increase height and power. We then plan to perform a partial transition (i.e., the pusher is engaged for cruise flights, while the lifters remain powered for vertical support). Finally, the flight tests will progress to a complete transition, during which only the pusher motors will be powered on. At this stage, the lifters will be powered down, with lift provided solely by the wings, as in a traditional airplane. We expect to complete the entire mission cycle of our eVTOL engineering prototype in 2026.



• Alignment of Detailed Certification Plan with ANAC and FAA

In November 2024, Brazil's Civil Aviation Authority (ANAC) published the Basis of Certification for Eve's eVTOL. This is a significant milestone for the eVTOL industry and will allow Eve to progress towards ANAC Type Certification (TC) and seek validation with the Federal Aviation Administration FAA.

ANAC's Basis of Certification establishes the first set of airworthiness criteria for eVTOLs in Brazil and follows Eve's application for TC in 2022. It is a standard process for developing a new certification basis and an essential milestone in the project.

After establishing the airworthiness criteria, Eve will focus on defining with ANAC the Means of Compliance, which we expect to be published by year-end. This will enable Eve to initiate the certification campaign with ground/rig tests and/or simulations, even before the first certification-compliant prototypes are ready to conduct their own tests.

ANAC received Eve's proposal for the Means of Compliance and includes as many as 27 different certification plans. Each plan covers specific tests, analyses, and simulations that must be successfully performed on various components of the eVTOL for TC to be granted. These tests include the Automatic Flight Control System, electrical system, battery thermal management, electrical wiring, interior and cabin safety, structural materials, and power plants, among many others. The tests are designed to demonstrate that the aircraft design and assembly process meet the safety standards outlined in the Basis of Certification.

The Means of Compliance not only details the tests themselves, but also how they are to be performed. Some tests require performance during flight, for which we will deploy up to six prototypes. However, others can be performed either on the ground, on dedicated rigs, or in simulations.

When TC is granted, Eve plans to seek validation from other certification authorities worldwide. The company formalized validation with the FAA in 2023, enabling Eve to actively work with the FAA during the ANAC certification process, pursuing the concurrent issuance of each authority's TC.

• Initial Production of Certification Prototype

In addition to our full-scale engineering prototype, Eve plans to deploy five to six prototypes specifically for the certification campaign, each with a specific and distinct role in the testing phase. The first prototype will validate the flight envelope, hover, and the transition phases of flight; the second prototype will be used for flutter, vibration, and noise tests. While the remaining prototypes will serve distinct roles in the certification process, they all share a common goal: proving the safety and reliability of Eve's eVTOL design for commercial operations.

These certification prototypes will be assembled at one of Embraer's facilities in São José dos Campos, which has already been prepared to begin assembly. Moreover, we are actively engaged with our suppliers, some of whom have started producing and delivering parts for the first certification-compliant aircraft.

Unlike our engineering prototype, these certification-compliant aircraft will be piloted and feature all the systems/sub-systems and redundancies present in the commercial version of the aircraft. For instance, the aircraft will be fitted with passenger and pilot seats, unlike our remote-controlled engineering prototype, and the batteries will be placed between the passenger seats and the cargo area. This will ensure that the certification-compliant prototypes have the exact dimensions and physical characteristics – including weight and center of gravity, to provide high fidelity in the certification campaign vis-à-vis the expected performance of the commercial eVTOL. These will be extensively tested and used to accumulate hours towards certification.

• Preparation of eVTOL Manufacturing and Testing Facilities

The former Embraer site in Taubaté, São Paulo, Brazil, will house our first production site. The plan is to invest in a total capacity of 480 units/year on a modular basis to maximize capital efficiency. We intend to begin preparing the facility shortly to accommodate our initial production efforts. Funding for site customization has been secured through BNDES credit lines. We estimate that customizations will require between $80 and $90 million. By leveraging one of Embraer's sites in Brazil rather than investing in a greenfield project, we believe we will implement our industrialization strategy more quickly and with fewer resources.

Assembling eVTOL will require specialized tooling and equipment, as well as some civil construction and facility customization to accommodate aircraft and equipment testing. For instance, we will build helipads to test the aircraft after it is assembled. The site does not currently have any such infrastructure in place. As part of the detailed architectural design, we will soon initiate the necessary civil construction to house eVTOL assembly equipment and tooling, in what was previously a warehouse for Embraer.

In parallel, we selected an Embraer site – its central São José dos Campos facility, to assemble the certification-conforming prototypes. We are getting ready to begin their assembly, have prepared the site, and are now waiting for the necessary tools and equipment.

- **Total Cash Consumption Between $200 and $250 Million**

With intensifying program development efforts, continued supplier selection, the commencement of the flight campaign, initial assembly of certification prototypes, and necessary investments in the production site, Eve expects total cash consumption of between $200 million and $250 million in 2025. This compares to $141.2 million consumed by the program in 2024 and $94.7 million in 2023.

With $143 million in cash use in the first nine months of the year, cash use is at the low end of our expectations for the whole year.

Additional program activities will require an increase in engineering hours under our Master Service Agreement with Embraer, as well as the acquisition of raw materials, components, parts, and tooling for our certification-conforming prototypes. Eve is also deploying capital to prepare the site for the conforming vehicles, including the acquisition of components and the preparation of the facility for aircraft assembly, which involves the necessary equipment and tooling.

Additionally, engagement with our selected suppliers will continue to intensify – we will receive equipment during the year, which will trigger additional cash consumption in the coming months. Lastly, cash consumption in 2025 will also reflect the initial stages of necessary investments to prepare the Taubaté facility for our needs.

While we continue to expect sequentially higher investments and expenses in the quarters ahead, due to intensifying engineering engagement and potential supplier payments, we are confident that our current liquidity is sufficient to fund our operations, design, and certification efforts through 2027.

Program Development

Full-Scale Prototype First Flight Shortly

Our engineering team continues to advance the development of our eVTOL. They installed and tested the received lifter motors (click here to watch the video). Tests were performed after full integration with the systems/subsystems with which they will operate, such as the drivers (which control motor signal inputs and batteries), thermal management controls, and inverters, among others.



Installing the motors — and testing them in their respective nacelles, is the last step in assembling our engineering prototype. This ensures that all systems are properly integrated for the seamless operation of the propulsion systems and for safe aircraft control during its flight campaign. This is an essential milestone as Eve prepares to fly its full-scale prototype for the first time. We are confident that our flight campaign will start in late 2025/early 2026.



Other tests included calibration of the navigation equipment (Inertial System, GPS, and Radio Altimeter) to accurately measure the aircraft's position and performance — altitude and speed, during operations. These tests have been successfully performed previously. This is only possible after all cables and electric and electronic equipment are adequately insulated to prevent interference from external electromagnetic sources, such as power lines, lightning, and transmitters like radio, television, or mobile phones. The High-Intensity Radiated Field tests provide direct feedback on the cabling properties of the aircraft, ensuring that the aircraft systems can withstand these high-intensity fields without malfunction or failure.

As published previously, our engineering team had already successfully installed and tested the pusher motors on the aft section of the aircraft (click here to watch the video).



As a reminder, our prototype was designed and built with multiple custom-made carbon fiber panels. The "skin" was designed to be easily maintained, featuring removable panels that facilitate access to internal components. Engineers have easy access to the battery pack, flight computers, and all other flight-critical electric and electronic systems, including the ability to download telemetry, perform repairs, and conduct any necessary maintenance.

Importantly, ANAC supervises these tests. The objective is to involve our primary certification agency early in the process to anticipate all potential findings during the official CAVE (Experimental Flight Permit Certificate) and improve the readiness before the first flight.



Furthermore, our design now features an improved four-blade propeller for the lifters of our eVTOL, which was unveiled at the Paris Air Show last June. The rotor blades have a fixed pitch and a folding mechanism that positions all blades perpendicular to the wings, reducing drag during the cruise phases of the flight.

This new configuration reduces the vibration and noise levels of our eVTOL compared to our previous two-blade rotor configuration. It has been successfully tested in dedicated CFD models and in real-life conditions. Testing allows our engineering teams to continuously refine our simulations and improve the performance characteristics of our aircraft before it takes into the air. Lastly, testing results are fed into our models to improve the fidelity of our simulators and enhance the pilot training experience.

Embraer selected to supply landing gear

Eve selected Embraer to supply the landing gear for Eve-100. The gear will be offered as standard in our commercial eVTOLs, with skids as an option for customers after entry into service. Embraer boasts an extensive track record of manufacturing the complex landing gear required for its commercial, executive, and military planes. Landing gears on airplanes are designed to cope with greater speeds and the associated stresses and loads during takeoff and landing, as well as the impact and stresses of landing at speed, including braking on short runways. In contrast, the wheels of our eVTOL will only be used for taxiing – takeoffs and landings will be vertical, thus simplifying the system.

Skids are lighter and have reduced aerodynamic drag compared to wheels; however, landing gear offers operational advantages. Most importantly, the energy saving of avoiding hover taxi can be a significant advantage for operations on vertiports that require ground displacement. Additionally, eVTOLs with landing gear have greater operating flexibility, reduced requirements for Ground Support Equipment, and will operate with shorter turnaround times.


EMBRAER

Iron Bird (Ground Prototype) operational

Eve inherited many of Embraer's development processes, including specialized rigs to thoroughly test individual components before incorporating the optimal configuration into the final architecture, rather than assembling a whole aircraft from the outset. This approach expedites the design, testing, and certification processes, reducing overall developmental costs. One such example is our Iron Bird; a proven development method used in previous Embraer programs.

This is a structure built specifically to include the different components of the aircraft's actual hardware (motors, battery, inverters, actuators, avionics, electrical and hydraulic systems, etc.) during the testing phase, as a skeleton of an eVTOL.

This Iron Bird is connected to a flight simulator and controlled by a pilot. The entire system reacts physically to pilot inputs read by the flight control system or joystick. The motors (lifters and pushers) spin at the appropriate revolutions per minute to produce the necessary power for the intended maneuvers. The actuators are engaged to control the flight surfaces and direct the aircraft in the desired direction. Avionics measures the flight's performance and metrics. All the while, the battery powers the entire system, and Embraer's proprietary 5th generation fly-by-wire controls the pilot's commands within the safety parameters of the performance envelope of the eVTOL.



Importantly, although the Iron Bird is a "de-constructed" eVTOL, it is built with the exact specifications of the final aircraft – the electric and electronic cables and wires have the same length, width, and insulation, the motors are the same, as are other components. It uses the same battery as the final aircraft and the same thermal management system. The Iron Bird yields valuable information on the behavior and durability of all components, serving as an essential tool for assessing the system's actual physical performance and evaluating how well the various components and subsystems work together. It also yields benefits for our TechCare suite of aftermarket services, for it can predict the wear and tear of elements and the structural integrity of the airframe, enabling preventive maintenance.

Backlog, Order Pipeline

eVTOL Orders

Eve's order pipeline totals roughly 2.8K units, with a total non-binding backlog value of approximately $14 billion. This value is based on a list-price methodology standard in the aviation industry, incorporating both internal and external factors to establish a standard price. Eve will not disclose specific deal prices and will use the list price as a reference for future transaction values. Our initial order pipeline is based on non-binding Letters of Intent (LOIs) and is therefore subject to change, consistent with customary aviation practices.



Total orders by region
as of November 04, 2025
South America 18%
Asia 9%
Europe 7%
Oceania 5%
Central America 2%
Undisclosed 2%
Middle East 1%
North America 56%

Eve's current client base consists of 28 customers, with no client representing more than 14% of the total order book, including options. The order book is further diversified by the industries in which these customers operate, with fixed-wing operators accounting for 40%, helicopter operators for 29%, lessors for 16%, and ride-sharing platforms for 9%.

Lastly, Eve has received LOIs from clients in nine countries across five continents. The Americas are home to close to three-quarters of Eve's backlog (North America is 56% and South America 18%), while Asia represents 9% and Europe 7%.

TechCare

Eve replicates elements of Embraer's proven business model, which includes design, manufacturing, certification and sales of aircraft. In addition, Eve will provide services and support worldwide on an agnostic basis. With that, Eve is uniquely positioned to serve its customers by leveraging Embraer's global presence with local support. It has secured non-binding contracts for service solutions worldwide with 14 customers. These customers have placed LOI's for approximately 1.2k of our eVTOLs, or 41% of our order book.

These contracts encompass Maintenance, Repair, and Overhaul (MRO), training, battery services, data integration, spare parts solutions, and component repair. A Memorandum of Understanding (MOU) has been signed with DHL Supply Chain, which will enhance these functions by optimizing the supply chain to service centers. The MOU will also focus on batteries and the specific requirements for their transportation, storage, and disposal.

These non-binding service contracts are expected to bring potential revenues of $1.6 billion during the first few years of vehicle operation. With our agnostic approach to the maintenance business, services & support revenues may precede the first delivery of our eVTOL.

Lastly, in addition to eVTOL sales and TechCare, Eve is developing Vector and has signed LOIs from 21 customers globally.

Eve Air Mobility Expands Middle East Presence with Bahrain Framework Agreement



On November 2, Eve announced a landmark Framework Agreement with the Ministry of Transportation and Telecommunications (MTT) of the Kingdom of Bahrain during the Gateway Gulf Investment Forum 2025, reinforcing its commitment to advancing sustainable air mobility solutions across the Middle East. The Agreement supports Bahrain's vision to become a pioneer in next-generation mobility.

The partnership with MTT will accelerate the readiness of Bahrain's regulatory, operational and infrastructure ecosystem for eVTOL operations. Key objectives include

establishing a sandbox environment to test and refine Advanced Air Mobility systems, developing vertiport infrastructure for safe and scalable eVTOL deployment. The collaboration also emphasizes zero-emission, low-noise operations, and workforce training. Initial test flights are targeted for 2027.

Eve is evaluating premium shuttle and tourist routes in Dubai, Abu Dhabi, Riyadh, Jeddah, Doha, Istanbul, and Manama. These routes will save passengers valuable time and deliver unique mobility experiences for both residents and tourists.

Designed for the region's climate, Eve's eVTOL incorporates features such as advanced UV/IR window protection, microclimate air conditioning and a Lift + Cruise design that minimizes exposure to dust and sand, ensuring reliability and comfort even under extreme conditions.

Eve's eVTOL concept and design

Rather than relying on traditional combustion engines, eVTOL aircraft are designed to utilize electric motors, offering alternative means of transportation in urban markets that do not produce carbon emissions. Eve's design features a conventional fixed wing and empennage, along with rotors and a pusher motor, resulting in a practical and intuitive Lift & Cruise design that prioritizes safety, efficiency, reliability, and certifiability while being environmentally friendly.

With an expected range of approximately 100 kilometers (60 miles), Eve's aircraft can offer a sustainable and affordable commute, reducing sound levels compared to current conventional helicopters.

Its human-centered design minimizes sound to ensure the comfort of passengers, the pilot, and the community. The all-electric aircraft features dedicated rotors for vertical flights and a fixed wing for cruise flights, with no components required to change position during flight. It will be piloted at launch, but it will evolve. towards uncrewed operations in the future.



Financial Performance

Income Statement

(Unaudited, US dollars,'000s, except where noted)

	Three Months Ended		Nine Months Ended	
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Operating expenses				
Research and development expenses	$ 44,873	$ 32,419	$ 135,256	$ 96,191
Selling, general and administrative expenses	7,025	8,411	23,122	20,287
Total operating expenses	51,898	40,830	158,378	116,479
Operating loss	(51,898)	(40,830)	(158,378)	(116,479)
Gain from derivative liabilities	6,441	3,990	285	12,398
Financial investment income	4,144	3,629	11,598	7,961
Related party loan interest income	-	430	-	2,875
Interest expense	(2,671)	(835)	(7,293)	(1,861)
Other loss, net	(1,657)	(1,744)	(5,446)	(921)
Loss before income taxes	(45,641)	(35,361)	(159,234)	(96,027)
Income tax expense	1,225	427	1,102	1,445
Net loss	$ (46,866)	$ (35,787)	$ (160,336)	$ (97,472)
Weighted-average shares outstanding – basic and diluted	326,215	297,833	311,196	283,484
Net loss per share – basic and diluted	$ (0.14)	$ (0.12)	$ (0.52)	$ (0.34)

Balance Sheet

(Unaudited, US dollars,'000s, except where noted)

	September 30, 2025	December 31, 2024
ASSETS		
Current assets		
Cash and cash equivalents	$ 65,845	$ 56,366
Restricted cash	1,582	-
Financial investments	344,229	247,012
Related party receivable	8	472
Other current assets	13,081	8,957
Total current assets	424,744	312,807
Non-current assets		
Property, net	8,580	611
Right-of-use asset, net	356	1,096
Deferred income taxes, net	2,637	2,637
Other non-current assets	3,359	1,091
Total non-current assets	14,932	5,435
Total assets	$ 439,676	$ 318,242
LIABILITIES AND EQUITY		
Current liabilities		
Accounts payable	$ 2,303	$ 1,136
Related party payable	41,607	35,802
Current portion of long-term debt	794	-
Derivative financial instruments	6,698	6,983
Other current liabilities	30,078	15,422
Total current liabilities	81,480	59,343
Non-current liabilities		
Non-current related party payable	4,367	-
Long-term debt, net	167,291	132,011
Other non-current liabilities	2,479	2,966
Total non-current liabilities	174,137	134,977
Total liabilities	255,617	194,320
Commitments and contingencies		
Equity		
Common stock, $0.001 par value	348	298
Additional paid-in capital	826,881	606,460
Accumulated deficit	(643,171)	(482,835)
Total equity	184,059	123,922
Total liabilities and equity	$ 439,676	$ 318,242

Cash Flow Statement

(Unaudited, US dollars,'000s, except where noted)

	Nine Months Ended	
	September 30, 2025	September 30, 2024
Cash flows from operating activities		
Net loss	$ (160,336)	$ (97,472)
Adjustments to reconcile net loss to net cash used by operating activities		
Depreciation and amortization	542	176
Non-cash lease expenses	469	366
Unrealized loss (gain) on exchange rate changes	3,279	(1,220)
Share-based compensation	3,225	2,770
Change in fair value of derivative financial instruments	(285)	(12,398)
Changes in operating assets and liabilities		
Accrued interest on financial investments, net	(1,216)	(5,040)
Accrued interest on related party loan receivable, net	-	2,042
Other assets	(2,997)	(1,499)
Related party receivables	409	163
Accounts payable	(1,421)	(569)
Related party payables	10,138	11,515
Other payables	13,696	3,874
Net cash used by operating activities	(134,498)	(97,290)
Cash flows from investing activities		
Redemptions of financial investments	221,000	60,000
Purchases of financial investments	(317,000)	(199,000)
Collection of related party loan	-	81,000
Expenditures for property	(8,454)	(4,001)
Net cash used by investing activities	(104,454)	(62,001)
Cash flows from financing activities		
Proceeds from issuance of common stock, net of fees to investors of $3,664	226,336	94,288
Non-investor equity issuance costs	(8,932)	(981)
Proceeds from issuance of debt	33,272	45,246
Non-creditor debt issuance costs	(178)	(787)
Tax withholding on share-based compensation	(157)	-
Proceeds from exercised warrants	-	9
Net cash provided by financing activities	250,342	137,774
Effect of exchange rate changes on cash and cash equivalents	(329)	(792)
Increase (decrease) in cash, cash equivalents and restricted cash	11,060	(22,310)
Cash, cash equivalents and restricted cash at beginning of period	56,366	46,882
Cash, cash equivalents and restricted cash at end of period	$ 67,426	$ 24,572
Supplemental disclosure of cash information		
Cash paid for interest	$ 6,697	$ 1,317
Cash paid for income tax	$ 1,015	$ 2,762
Supplemental disclosure of other non-cash investing and financing activities		
Property expenditures in accounts payable and other payables	$ 2,863	$ 41
Right-of-use assets obtained in exchange for operating lease liabilities	$ 35	$ 1,118
Issuance of common stock for vested restricted stock units	$ 941	$ 878

Webcast Details

Management will discuss the results on a conference call on **Tuesday, November 04, 2025, at 8:00 AM ET**
The webcast will be publicly available on the company website at **www.eveairmobility.com**

To listen by phone, please dial **1-844-676-6050** or **1-412-634-6902**. A replay of the call will be available until November 18, 2025, by dialing 1-844-512-2921 or 1-412-317-6671 and entering passcode 10203425.

Webcast access here

Upcoming Events

Eve senior management is scheduled to attend the following investor events:

UBS Global Industrials and Transportation Conference – Manalapan, FL | December 1-4, 2025

28th Annual Needham Growth Conference – New York, NY | January 13-16, 2026

Citi's 2026 Global Industrial Tech and Mobility Conference – Miami Beach, FL | February 17-19, 2026

Raymond James & Associates 47th Annual Institutional Investors Conference – Orlando, FL | March 1-4, 2026

Non-GAAP Financial Measures (Unaudited)

Management uses both generally accepted accounting principles (GAAP) and non-GAAP financial measures to assess the financial condition of the Company. Management believes certain non-GAAP measures described below provide investors with additional insight into the Company's ongoing business performance and financial condition. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. Investors are encouraged to review the Company's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Free Cash Flow is a non-GAAP measure and is used to review and measure the Company's capital resources against the substantial cash requirements for operations, which can be useful for an investor to assess the Company's liquidity position or needs. Its most comparable GAAP measure is Net Cash used by operating activities. Free Cash Flow is calculated as net cash used by operating activities reduced by expenditures for PP&E, as provided in the "Key Financial Indicators" table on page 1.

Management also uses a non-GAAP measure called "total liquidity" to track the Company's access to capital resources. Total liquidity is defined and measured as the sum of cash and cash equivalents, financial investments, related party loan receivable, and available debt. Cash equivalents include deposits in bank deposit certificates issued by financial institutions in Brazil that are immediately available for redemption and fixed term deposits in US Dollars with original maturities of 90 days or less. Financial investments include debt securities with maturities greater than 90 days but less than 365 days. The remaining borrowing availability from the BNDES loans is fully committed to the Company. The following table reconciles total liquidity used by management:

Total Liquidity

(Unaudited, US dollars, millions)	Sept. 30, 2025	Dec. 31, 2024
Cash and Cash Equivalents	67.4	56.4
Financial Investments	344.2	247.0
Available undrawn debt facilities and grant	122.7	125.2
Total Liquidity	**$ 534.3**	**$ 428.6**

Cash Flow

(Unaudited, US dollars, millions)	Nine Months Ended Sept. 30, 2025	Nine Months Ended Sept. 30, 2024
Net cash used by operating activities	(134.5)	(97.3)
Net cash provided (used) by investing activities	(8.5)	(4.0)
Net cash provided by fiancing activities	$ 250.3	$ 137.8



About Eve Holding, Inc.

Eve is dedicated to accelerating the Urban Air Mobility ecosystem. Benefitting from a start-up mindset, backed by Embraer S.A.'s more than 50-year history of aerospace expertise, and with a singular focus, Eve is taking a holistic approach to progressing the UAM ecosystem, with an advanced eVTOL project, comprehensive global services and support network and a unique air traffic management solution. Since May 10, 2022, Eve has been listed on the New York Stock Exchange, where its shares of common stock and public warrants trade under the tickers "EVEX" and "EVEXW". The information on, or accessible through, any website referenced herein is not incorporated by reference into, and is not a part of, this release.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "project," "could," "should," "would," "continue," "seek," "target," "guidance," "outlook," "if current trends continue," "optimistic," "forecast" and other similar words or expressions. All statements, other than statements of historical facts, are forward-looking statements, including, but not limited to, statements about the company's plans, objectives, expectations, outlooks, projections, intentions, estimates, and other statements of future events or conditions, including with respect to all companies or entities named within. These forward-looking statements are based on the company's current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth herein as well as in Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of the company's most recent Annual Report on Form 10-K, Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 1A. Risk Factors of the company's most recent Quarterly Report on Form 10-Q, and other risks and uncertainties listed from time to time in the company's other filings with the Securities and Exchange Commission. Additionally, there may be other factors which the company is not currently aware of that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statement.



Investor Relations
Lucio Aldworth
Caio Pinez
investors@eveairmobility.com
ir.eveairmobility.com

Media
media@eveairmobility.com
www.eveairmobility.com



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